Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
October 28, 2016	Kurt Ogden	Gary Chapman
The Woodlands, TX	(281) 719-4610	(281) 719-4324
NYSE: HUN

Huntsman Announces Third Quarter Results and

Filing of Initial Form 10 Registration Statement for Spin-off

Third Quarter 2016 Highlights

•                 Net income was $64 million compared to $63 million in the prior year period and $94 million in the prior quarter.

•                 Adjusted EBITDA was $272 million compared to $311 million in the prior year period and $325 million in the prior quarter.

•                 Diluted income per share was $0.23 compared to $0.22 in the prior year period and $0.36 in the prior quarter.

•                 Adjusted diluted income per share was $0.38 compared to $0.47 in the prior year period and $0.53 in the prior quarter.

•                 Adjusted EBITDA and net income impact from weather related and other production outages of approximately $25 million and $16 million or approximately $0.07 per adjusted diluted share.

•                 Net cash provided by operating activities was $405 million.  Free cash flow generation was $300 million; we made a $100 million early repayment of debt in July 2016 and another $100 million early repayment of debt in September 2016.

•                 On August 3, 2016, we announced that Innospec Inc. committed to purchase our European surfactants business at an enterprise value of $225 million.  The business represents approximately $24 million of annual adjusted EBITDA.  Closing is expected to occur by the end of the fourth quarter of 2016.

Form 10 Highlights

•                 On October 28, 2016, our subsidiary, temporarily named Huntsman Spin Corporation, filed an initial Form 10 registration statement with the U.S. Securities and Exchange Commission for the previously announced spin-off of our Pigments & Additives and Textile Effects businesses.

•                 Subject to market conditions, we plan to separate these businesses from Huntsman in the first half of 2017.

•                 The shares of the spin-off corporation that will be distributed to Huntsman shareholders in the spin-off are expected to be listed and traded on the New York Stock Exchange.

•                 The Form 10 filed today includes a business overview, market information, company strengths and strategy, certain named executive management and historical carve-out financial statements.  Additional information regarding the final company name, capitalization, additional pro forma information and other matters will be provided in subsequent amendments to the Form 10.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts	2016	2015	2016	2016	2015

Revenues	$2,363	$2,638	$2,544	$7,262	$7,967

Net income	$64	$63	$94	$220	$117
Adjusted net income(1)	$91	$115	$126	$305	$368

Diluted income per share	$0.23	$0.22	$0.36	$0.83	$0.36
Adjusted diluted income per share(1)	$0.38	$0.47	$0.53	$1.28	$1.49

Adjusted EBITDA(1)	$272	$311	$325	$871	$981

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported third quarter 2016 results with revenues of $2,363 million, net income of $64 million and adjusted EBITDA of $272 million.

Peter R. Huntsman, our President and CEO, commented:

“We have been intensely focused on improving our free cash flow generation, our results this quarter are reflective of this drive for value notwithstanding weather related and other production outages that impacted our earnings.  In 2016 we planned to generate more than $350 million of free cash flow, this quarter we generated $300 million of free cash flow and year-to-date we have generated $569 million.  Subsequently, we made $200 million of early repayments on our debt within the third quarter.  Much of the improvement has come from increased discipline related to capital expenditures and working capital management.

“Earlier today, our temporarily named Huntsman Spin Corporation, filed an initial Form 10 registration statement with the U.S. Securities and Exchange Commission for the spin-off of our Pigments & Additives and Textile Effects businesses.  This filing represents an important step in the progression towards a separation.  Subject to market conditions we plan to separate in the first half of 2017.

“As I consider our operational performance in the quarter there were some key trends that standout.  Our MDI business is growing sales volume and improving margins.  Within Performance Products, margins for our key businesses, amines and maleic anhydride have stabilized.  Advanced Materials and Textile Effects continue to operate at a steady and modestly improving pace.  TiO2 prices are improving and with additional increases expected in the future, the timing of our spin-off should be well positioned.  Poor refining markets continue to compress our MTBE margins.”

Segment Analysis for 3Q16 Compared to 3Q15

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended September 30, 2016 compared to the same period in 2015 was primarily due to lower average selling prices and lower MTBE sales volumes, partially offset by higher MDI sales volumes.  MDI average selling prices decreased in response to lower raw material costs.  MTBE average selling prices decreased primarily as a result of lower pricing for high octane gasoline.  MDI sales volumes increased due to higher demand in the Americas and European regions. MTBE sales volumes decreased primarily due to the impact of weather related and other production outages.  The decrease in adjusted EBITDA was primarily due to lower MTBE margins and the impact of weather related and other production outages estimated at approximately $15 million, partially offset by higher MDI margins and sales volumes.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended September 30, 2016 compared to the same period in 2015 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily in response to lower raw material costs and competitive market conditions.  Sales volumes decreased primarily due to the impact of weather related and other production outages, softer demand in China and oilfield applications as well as competitive market conditions.  The decrease in adjusted EBITDA was primarily due to the impact of weather related and other production outages estimated at approximately $10 million as well as lower margins in our amines, maleic anhydride and upstream intermediates businesses.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended September 30, 2016 compared to the same period in 2015 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to soft demand for low value business in our coatings and construction and wind markets, partially offset by global growth in our aerospace and electronics markets.  Average selling prices decreased in our Asia Pacific region primarily as a result of competitive pressure in our electrical, electronics and wind markets, partially offset by higher average selling prices in our European and Americas regions.  Adjusted EBITDA was essentially flat as lower sales volumes and lower margins were mostly offset by lower selling, general and administrative costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended September 30, 2016 compared to the same period in 2015 was due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily due to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major international currencies.  Sales volumes increased in key target countries, mainly in South Asia.  The increase in adjusted EBITDA was primarily due to higher margins from lower raw material costs as well as lower selling, general and administrative costs.

Pigments and Additives

The decrease in revenues in our Pigments and Additives division for the three months ended September 30, 2016 compared to the same period in 2015 was due to lower average selling prices.  Average selling prices decreased primarily as a result of competitive pressure, however they increased compared to the prior quarter.  Sales volumes were unchanged as increased end use demand for our titanium dioxide products were offset by seasonally lower volumes for our additives products.  The increase in adjusted EBITDA was primarily due to higher margins and lower fixed costs resulting from restructuring savings.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other increased by $5 million to a loss of $45 million for the three months ended September 30, 2016 compared to a loss of $50 million for the same period in 2015.  The increase in adjusted EBITDA was primarily the result of an increase in unallocated foreign currency exchange gains and an increase in income from benzene sales.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2016, we had $1,247 million of combined cash and unused borrowing capacity compared to $1,023 million on December 31, 2015.

We made a $100 million early repayment of debt on July 22, 2016, followed by another $100 million early repayment of debt on September 30, 2016.  Both of these early repayments were applied to our term loan B due 2019.

Total capital expenditures for the three months and nine months ended September 30, 2016 were $101 million and $290 million, respectively.  During the nine months ended September 30, 2016 we have received capital reimbursements from business partners of $28 million.  We expect to spend approximately $450 million on capital expenditures in 2016 and $400 million in 2017 before capital reimbursements from business partners which are expected to be approximately $30 million and $20 million, respectively.

We expect our depreciation and amortization to be approximately $435 million in 2016 and approximately $450 million in 2017.

Income Taxes

During the three months and nine months ended September 30, 2016, we recorded an income tax benefit of $1 million and income tax expense of $58 million, respectively.  During the three months and nine months ended September 30, 2016, we paid cash for income taxes of $8 million and $29 million, respectively.

Our MTBE earnings are taxed at the U.S. statutory rate of 35% and variability in our MTBE earnings has a meaningful impact on our adjusted effective tax rate.  The combination of significantly lower MTBE earnings,  the impact of weather related and other production outages in the U.S., and higher earnings in countries with valuation allowances, resulted in an unusually low adjusted effective tax rate of 14% in the third quarter of 2016.

We expect our 2016 and 2017 adjusted effective tax rate to be approximately 25 - 30%, with variability primarily conditioned on earnings within the U.S.  We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2016 financial results on Friday, October 28, 2016 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 680 - 0890
International participants	(617) 213 - 4857
Passcode	928 629 27#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=P3L7W44M8

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning October 28, 2016 and ending November 4, 2016.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	23056817

Upcoming Conferences

During the fourth quarter a member of management is expected to present at the Citi Basic Materials Conference on November 29, 2016 and the Bank of America Merrill Lynch Leveraged Finance Conference on November 30, 2016.  A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2016	2015	2016	2015

Revenues	$2,363	$2,638	$7,262	$7,967
Cost of goods sold	1,965	2,165	5,991	6,495
Gross profit	398	473	1,271	1,472
Operating expenses	235	290	752	859
Restructuring, impairment and plant closing costs	45	14	87	221
Operating income	118	169	432	392
Interest expense	(52)	(49)	(152)	(158)
Equity in income of investment in unconsolidated affiliates	1	—	4	5
Loss on early extinguishment of debt	(1)	(8)	(3)	(31)
Other loss	(2)	—	—	(2)
Income before income taxes	64	112	281	206
Income tax benefit (expense)	1	(49)	(58)	(85)
Income from continuing operations	65	63	223	121
Loss from discontinued operations, net of tax(2)	(1)	—	(3)	(4)
Net income	64	63	220	117
Net income attributable to noncontrolling interests, net of tax	(9)	(8)	(22)	(28)
Net income attributable to Huntsman Corporation	$55	$55	$198	$89

Adjusted EBITDA(1)	$272	$311	$871	$981
Adjusted net income(1)	$91	$115	$305	$368

Basic income per share	$0.23	$0.23	$0.84	$0.36
Diluted income per share	$0.23	$0.22	$0.83	$0.36
Adjusted diluted income per share(1)	$0.38	$0.47	$1.28	$1.49

Common share information:
Basic shares outstanding	236	244	236	244
Diluted shares	240	247	239	247
Diluted shares for adjusted diluted income per share	240	247	239	247

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2016	2015	(Worse)	2016	2015	(Worse)

Segment Revenues:
Polyurethanes	$891	$1,017	(12)%	$2,703	$2,902	(7)%
Performance Products	509	618	(18)%	1,611	1,949	(17)%
Advanced Materials	247	275	(10)%	774	847	(9)%
Textile Effects	184	196	(6)%	567	618	(8)%
Pigments & Additives	532	543	(2)%	1,648	1,707	(3)%
Corporate and eliminations	—	(11)	n/m	(41)	(56)	n/m
Total	$2,363	$2,638	(10)%	$7,262	$7,967	(9)%
Segment Adjusted EBITDA(1):
Polyurethanes	$137	$168	(18)%	$439	$432	2%
Performance Products	70	122	(43)%	248	384	(35)%
Advanced Materials	55	56	(2)%	173	172	1%
Textile Effects	17	10	70%	59	50	18%
Pigments & Additives	38	5	660%	84	61	38%
Corporate, LIFO and other	(45)	(50)	10%	(132)	(118)	(12)%
Total	$272	$311	(13)%	$871	$981	(11)%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended September 30, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(10)%	(1)%	7%	(8)%	(12)%
Polyurethanes, adj	(10)%	(1)%	7%	2%	(2	)% (e)
Performance Products	(7)%	(1)%	(1)%	(9)%	(18)%
Performance Products, adj	(7)%	(1)%	(1)%	(5)%	(14	)% (e)
Advanced Materials	(2)%	(1)%	5%	(12)%	(10)%
Textile Effects	(8)%	(2)%	(1)%	5%	(6)%
Pigments & Additives	(3)%	(1)%	2%	0%	(2)%
Pigments & Additives, adj	(3)%	(1)%	2%	(1)%	(3	)% (d)
Total Company	(7)%	(1)%	4%	(6)%	(10)%
Total Company, adj	(7)%	(1)%	4%	0%	(4	)% (d)(e)

	Nine months ended
	September 30, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(15)%	(1)%	0%	9%	(7)%
Polyurethanes, adj	(15)%	(1)%	0%	6%	(10	)% (c)(e)
Performance Products	(10)%	(1)%	(4)%	(2)%	(17)%
Performance Products, adj	(10)%	(1)%	(4)%	(1)%	(16	)% (e)
Advanced Materials	(2)%	(2)%	3%	(8)%	(9)%
Textile Effects	(6)%	(3)%	0%	1%	(8)%
Pigments & Additives	(7)%	(1)%	2%	3%	(3)%
Pigments & Additives, adj	(7)%	(1)%	2%	3%	(3	)% (d)
Total Company	(11)%	(1)%	(1)%	4%	(9)%
Total Company, adj	(11)%	(1)%	(1)%	2%	(11	)% (c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Excludes volume impact from the planned maintenance at our PO/MTBE facility that occurred in 1H15.

(d) Excludes volume impact from nitrogen tank incident at our Uerdingen, Germany facility in 3Q15.

(e) Excludes volume impact from weather related and other production outages in 3Q16.

Table 4  — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$64	$63			$64	$63	$0.27	$0.26
Net income attributable to noncontrolling interests	(9)	(8)			(9)	(8)	(0.04)	(0.03)

Net income attributable to Huntsman Corporation	55	55			55	55	0.23	0.22
Interest expense	52	49
Income tax (benefit) expense from continuing operations	(1)	49	1	(49)
Income tax benefit from discontinued operations(2)	—	(1)
Depreciation and amortization	113	103
Acquisition and integration expenses, purchase accounting adjustments	8	10	(4)	(2)	4	8	0.02	0.03
Loss from discontinued operations, net of tax(2)	1	1	N/A	N/A	1	—	—	—
Gain on disposition of businesses/assets	(22)	—	2	—	(20)	—	(0.08)	—
Loss on early extinguishment of debt	1	8	—	(3)	1	5	—	0.02
Certain legal settlements and related expenses	—	1	—	—	—	1	—	—
Plant incident remediation costs, net	4	3	—	(1)	4	2	0.02	0.01
Amortization of pension and postretirement actuarial losses	16	19	(4)	(4)	12	15	0.05	0.06
Restructuring, impairment, plant closing and transition costs	45	14	(11)	15	34	29	0.14	0.12

Adjusted(1)	$272	$311	$(16)	$(44)	$91	$115	$0.38	$0.47

Adjusted income tax expense(4)					$16	$44
Net income attributable to noncontrolling interests, net of tax					9	8

Adjusted pre-tax income(1)					$116	$167

Adjusted effective tax rate					14%	26%

		Income Tax		Diluted Income
	EBITDA	(Expense) Benefit	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts	2016	2016	2016	2016

Net income	$94		$94	$0.39
Net income attributable to noncontrolling interests	(7)		(7)	(0.03)

Net income attributable to Huntsman Corporation	87		87	0.36
Interest expense	50
Income tax expense from continuing operations	32	(32)
Income tax benefit from discontinued operations(2)	—
Depreciation and amortization	109
Acquisition and integration expenses, purchase accounting adjustments	4	—	4	0.02
Loss from discontinued operations, net of tax(2)	1	N/A	1	—
Loss on early extinguishment of debt	2	(1)	1	—
Certain legal settlements and related expenses	—	—	—	—
Plant incident remediation credits, net	(7)	1	(6)	(0.03)
Amortization of pension and postretirement actuarial losses	17	(3)	14	0.06
Restructuring, impairment, plant closing and transition costs	30	(5)	25	0.10

Adjusted(1)	$325	$(40)	$126	$0.53

Adjusted income tax expense(4)			$40
Net income attributable to noncontrolling interests, net of tax			7

Adjusted pre-tax income(1)			$173

Adjusted effective tax rate			23%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$220	$117			$220	$117	$0.92	$0.47
Net income attributable to noncontrolling interests	(22)	(28)			(22)	(28)	(0.09)	(0.11)

Net income attributable to Huntsman Corporation	198	89			198	89	0.83	0.36
Interest expense	152	158
Income tax expense from continuing operations	58	85	(58)	(85)
Income tax (benefit) expense from discontinued operations(2)	(1)	1
Depreciation and amortization	322	297
Acquisition and integration expenses, purchase accounting adjustments	21	31	(7)	(7)	14	24	0.06	0.10
Loss from discontinued operations, net of tax(2)	4	3	N/A	N/A	3	4	0.01	0.02
(Gain) loss on disposition of businesses/assets	(22)	1	2	—	(20)	1	(0.08)	—
Loss on early extinguishment of debt	3	31	(1)	(11)	2	20	0.01	0.08
Certain legal settlements and related expenses	1	3	—	(1)	1	2	—	0.01
Plant incident remediation (credits) costs, net	(2)	3	1	(1)	(1)	2	—	0.01
Amortization of pension and postretirement actuarial losses	49	56	(10)	(14)	39	42	0.16	0.17
Restructuring, impairment, plant closing and transition costs	88	223	(19)	(39)	69	184	0.29	0.74

Adjusted(1)	$871	$981	$(92)	$(158)	$305	$368	$1.28	$1.49

Adjusted income tax expense(4)					$92	$158
Net income attributable to noncontrolling interests, net of tax					22	28

Adjusted pre-tax income(1)					$419	$554

Adjusted effective tax rate					22%	29%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2016	2016	2015

Cash	$450	$383	$269
Accounts and notes receivable, net	1,466	1,546	1,449
Inventories	1,444	1,522	1,692
Other current assets	392	340	424
Property, plant and equipment, net	4,298	4,377	4,446
Assets held for sale	121	—	—
Other assets	1,536	1,559	1,540
Total assets	$9,707	$9,727	$9,820

Accounts payable	$1,026	$991	$1,061
Other current liabilities	655	602	686
Current portion of debt	88	96	170
Long-term debt	4,468	4,653	4,625
Liabilities held for sale	30	—	—
Other liabilities	1,669	1,677	1,649
Total equity	1,771	1,708	1,629
Total liabilities and equity	$9,707	$9,727	$9,820

Table 6 — Outstanding Debt

	September 30,	June 30,	December 31,
In millions	2016	2016	2015

Debt:
Senior credit facilities	$2,234	$2,435	$2,454
Accounts receivable programs	218	216	215
Senior notes	1,873	1,862	1,850
Variable interest entities	134	142	151
Other debt	97	94	125
Total debt - excluding affiliates	4,556	4,749	4,795

Total cash	450	383	269

Net debt- excluding affiliates	$4,106	$4,366	$4,526

Table 7 — Summarized Statement of Cash Flows

	Three months ended	Nine months ended
	September 30,	September 30,
In millions	2016	2016	2015

Total cash at beginning of period(a)	$383	$269	$870

Net cash provided by operating activities	405	848	387
Net cash used in investing activities	(96)	(270)	(383)
Net cash used in financing activities	(244)	(397)	(418)
Effect of exchange rate changes on cash	1	1	(13)
Change in restricted cash	1	(1)	(6)

Total cash at end of period(a)	$450	$450	$437

Supplemental cash flow information:
Cash paid for interest	$(36)	$(139)	$(158)
Cash paid for income taxes	(8)	(29)	(81)
Cash paid for capital expenditures	(101)	(290)	(454)
Depreciation and amortization	113	322	297

Changes in primary working capital:
Accounts and notes receivable	$84	$(6)	$(53)
Inventories	69	246	46
Accounts payable	40	(16)	(111)
Total cash provided by (used in) primary working capital	$193	$224	$(118)

	Three months ended	Nine months ended
	September 30,	September 30,
	2016	2016	2015
Free cash flow(3):
Net cash provided by operating activities	$405	$848	$387
Capital expenditures	(101)	(290)	(454)
All other investing activities	5	20	71
Excluding acquisition and disposition activities(b)	(9)	(9)	(5)
Total free cash flow	$300	$569	$(1)

Adjusted EBITDA	$272	$871	$981
Capital expenditures	(101)	(290)	(454)
Capital reimbursements	1	28	11
Interest	(36)	(139)	(158)
Income taxes	(8)	(29)	(81)
Primary working capital change	193	224	(118)
Restructuring	(29)	(85)	(82)
Pensions	(18)	(63)	(87)
Maintenance & other	26	52	(13)
Total free cash flow(3)	$300	$569	$(1)

(a) Includes restricted cash.

(b) Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interest, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses, purchase accounting adjustments; (f) EBITDA from discontinued operations; (g) loss (gain) on disposition of businesses/assets; (h) loss on early extinguishment of debt; (i) certain legal settlements and related expenses; (j) plant incident remediation costs (credits), net; (k) amortization of pension and postretirement actuarial losses (gains); and (l) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) certain legal settlements and related expenses; (i) plant incident remediation costs (credits), net; (j) amortization of pension and postretirement actuarial losses (gains); and (k) restructuring, impairment, plant closing and transition costs (credits). The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from associated business are treated as discontinued operations.

(3)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding merger and acquisition activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of approximately $10 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.